Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 1

Exhibit 99.1

News Release

Mercury Systems Reports Fourth Quarter and Fiscal 2019 Results;
Announces Agreement to Acquire American Panel Corporation

Fourth Quarter Highlights Include:
Record bookings increased 41% over prior year with a book-to-bill ratio of 1.36
Record revenue increases 16% over prior year
Strong operating cash flow of $26 million and free cash flow of $17 million
Net proceeds of $455 million received through equity offering

ANDOVER, Mass. July 30, 2019 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported operating results for the fourth quarter and fiscal year ended June 30, 2019.
Management Comments
“The business performed extremely well in the fourth quarter of 2019 marking the end of a strong fiscal year for Mercury,” said Mark Aslett, Mercury’s President and Chief Executive Officer. “We achieved another record for bookings exceeding $240 million and yielding a book to bill ratio of 1.36. Revenue and adjusted EBITDA exceeded guidance with strong operating and free cash flow generation in the quarter. In addition, we are pleased to announce the execution of a purchase agreement to acquire American Panel Corporation for $100 million, which upon closing will add a scalable display platform to our C4I business. As we enter fiscal year 2020 with a record backlog, strong balance sheet, and robust M&A pipeline, we are strategically well-positioned for continued growth and profitability,” said Aslett.
Fourth Quarter Fiscal 2019 Results
Total Company fourth quarter fiscal 2019 revenues were $177.0 million, compared to $152.9 million in the fourth quarter of fiscal 2018. The fourth quarter fiscal 2019 results included an aggregate of approximately $18.4 million of revenue attributable to the Germane Systems, GECO Avionics, The Athena Group and Syntonic Microwave acquired businesses.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 2

Total Company GAAP net income for the fourth quarter of fiscal 2019 was $12.8 million, or $0.25 per share, compared to $10.1 million, or $0.21 per share, for the fourth quarter of fiscal 2018. Adjusted earnings per share (“adjusted EPS”) was $0.47 per share for the fourth quarter of fiscal 2019, compared to $0.47 per share in the fourth quarter of fiscal 2018.
Fourth quarter fiscal 2019 adjusted EBITDA for the total Company was $37.9 million, compared to $37.7 million for the fourth quarter of fiscal 2018.
Cash flows from operating activities in the fourth quarter of fiscal 2019 were $26.0 million, compared to $25.6 million in the fourth quarter of fiscal 2018. Free cash flow, defined as cash flows from operating activities less capital expenditures, was $17.1 million in the fourth quarter of fiscal 2019, compared to $21.6 million in the fourth quarter of fiscal 2018.
All per share information is presented on a fully diluted basis.
Full Year Fiscal 2019 Results
Full year fiscal 2019 revenues were $654.7 million, compared to $493.2 million for full year fiscal 2018, an increase of 33% from fiscal 2018. The full year fiscal 2019 results includes organic revenue of $541.5 million, an increase of 12% from fiscal 2018. Organic revenue represents total company revenue excluding net revenue from acquisitions for the first four full quarters since the entities’ acquisition date (which excludes any intercompany transactions). After the completion of four full fiscal quarters, acquired businesses are treated as organic for current and comparable historical periods.
Total Company GAAP net income for fiscal 2019 was $46.8 million, or $0.96 per share, compared to $40.9 million, or $0.86 per share, for fiscal 2018. Adjusted earnings per share was $1.84 per share for fiscal 2019, compared to $1.42 per share for fiscal 2018.
Fiscal 2019 adjusted EBITDA for the total Company was $145.3 million, compared to $114.6 million for fiscal 2018.
Cash flows from operating activities for fiscal 2019 were $97.5 million, compared to $43.3 million for fiscal 2018. Free cash flow was $70.8 million in fiscal 2019, compared to $28.2 million in fiscal 2018.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 3

Bookings and Backlog
Total bookings for the fourth quarter of fiscal 2019 were $241.3 million, yielding a book-to-bill ratio of 1.36 for the quarter. Total bookings for all of fiscal 2019 were $782.9 million, yielding a book-to-bill ratio of 1.20 for the full year.
Mercury’s total backlog at June 30, 2019 was $625.4 million, a $178.3 million increase from a year ago. Of the June 30, 2019 total backlog, $451.2 million represents orders expected to be shipped within the next 12 months.
Purchase Agreement to Acquire American Panel Corporation
The Company also announced the execution of a purchase agreement to acquire American Panel Corporation (“APC”). Based in Alpharetta, GA, APC is a leading innovator in large area display technology. Their capabilities are deployed on a wide range of next-generation platforms, including the U.S. Army's Apache attack helicopter and M1A2 Abrams battle tank, as well as the F-35, F-15, F-16 and F-18 fighter jets.
The purchase price of $100 million, subject to net working capital and net debt adjustments, will be entirely funded with cash on hand. The acquisition is expected to close in the first quarter of fiscal 2020.
“Our previous acquisitions of CES, Richland Technologies and GECO Avionics focused on providing highly specialized, safety certifiable avionics processing capabilities. APC complements these capabilities by providing very advanced, ruggedized displays for the military aerospace, ground vehicle and commercial aerospace markets. Acquiring APC adds unique capabilities to our growing avionics platform and positions us to play a larger role in military digital convergence. We look forward to welcoming the APC team to the Mercury family,” Aslett concluded.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 4

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2020. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in the Fourth Quarter and Fiscal 2019 Earnings Presentation and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance. Effective as of July 1, 2019, the Company's fiscal year has changed to the 52-week or 53-week period ending on the Friday closest to the last day in June. All references in this press release to the first quarter of fiscal 2020 are to the quarter ending September 27, 2019 and to fiscal 2020 are to the fiscal year ending June 26, 2020.
For the first quarter of fiscal 2020, revenues are forecasted to be in the range of $160.0 million to $170.0 million. GAAP net income for the first quarter is expected to be approximately $11.5 million to $13.0 million, or $0.21 to $0.24 per share, assuming no incremental restructuring, acquisition, other non-operating adjustments or non-recurring financing related expenses in the period, an effective tax rate of approximately 26%, excluding discrete items, and approximately 55.1 million weighted average diluted shares outstanding. Adjusted EBITDA for the first quarter of fiscal 2020 is expected to be in the range of $32.0 million to $34.0 million. Adjusted EPS is expected to be in the range of $0.39 to $0.42 per share.
For the full fiscal year 2020, we currently expect revenue of $740.0 million to $760.0 million, and GAAP net income of $66.5 million to $72.4 million, or $1.20 to $1.31 per share, assuming no incremental restructuring, acquisition, other non-operating adjustments or non-recurring financing related expenses in the period, an effective tax rate of approximately 26%, excluding discrete items, and approximately 55.2 million weighted average diluted shares outstanding. Adjusted EBITDA for the full fiscal year is expected to be approximately $160.5 million to $168.5 million, and adjusted EPS for the full fiscal year is expected to be approximately $1.97 to $2.08 per share.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 5

Recent Highlights
June - Mercury announced the availability of miniaturization packaging services that complement the U.S. Government’s global positioning system (GPS) modernization efforts, advancing the development of smaller, more agile missiles and guided munitions to support mission success. Mercury’s innovative three-dimensional (3D) packaging, manufacturing and test services optimize the size, weight and power (SWaP) of new secure military code (M-Code) GPS receivers.
June - Mercury announced it received an additional $16 million in follow-on orders against its previously announced $152 million 5 year sole-source basic ordering agreement (BOA) to deliver advanced Digital RF Memory (DRFM) jammers to the U.S. Navy. The orders were received in the fourth quarter of the Company's fiscal 2019 year and are expected to be delivered over the next several quarters.
June - Mercury announced that it received the Best-In-Class Supplier Award in Equipment & Systems from Airbus at its 5th Defence and Space Supplier Conference. The award recognized the top Defence and Space performers who support Airbus’ long-term business relationships. Mercury was selected from among the entire supply chain of more than 10,000 suppliers.
June - Mercury announced it received an $8.2 million follow-on order from a leading defense prime contractor for rugged, ultra-compact memory devices integrated into an advanced airborne command, control and intelligence application. The order was booked in the Company’s fiscal 2019 fourth quarter and is expected to be shipped over the next several quarters.
June - Mercury announced the SpectrumSeries™ DS-3000 synthesizer, the Company’s latest high-performance, direct digital synthesis (DDS)-based synthesizer. Designed to support customers’ advanced frequency conversion technology requirements and operate in the harshest environments, the DS-3000 synthesizer offers industry-leading phase noise of -121 dBc/Hz at 10 GHz with 10 kHz offset, and frequency coverage up to 20 GHz with 1 Hz resolution.
May - Mercury announced it received a $3.9 million development contract from a leading defense prime contractor to prepare next generation airborne radar processing subsystems for production at the Company’s secure and trusted Defense Microelectronics Activity (DMEA)-accredited manufacturing facility. The Company expects that the contract will be fulfilled by the end of the calendar year.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 6

May - Mercury announced that it priced its previously announced underwritten public offering at $69.00 per share and increased the size of the offering from 5 million to 6 million shares of its common stock. The offering includes a 30-day option for the underwriters to purchase up to an additional 0.9 million shares of common stock at the same per share price, which was exercised. The Company intends to use the net proceeds of the offering for general corporate purposes, including future acquisitions, refinancing or repayment of debt, capital expenditures, working capital or share repurchases.
May - Mercury announced it received a $2.1 million order from a leading defense prime contractor for custom-engineered radio frequency (RF) amplifiers delivering industry-leading performance required for an advanced naval electronic support program. The order was booked in the Company’s fiscal 2019 third quarter and is expected to be shipped over the next several quarters.
May - Mercury unveiled its rugged rackmount server product lineup featuring Intel® Second Generation Xeon® Scalable Processors (formerly code-named “Cascade Lake”). Mercury’s new EnterpriseSeries™ RES-XR6 line of configurable servers, equipped with the latest Intel processors, enable users to customize a solution which provides the optimum balance of compute density, size, weight, and power, based on their specific application needs.
May - Mercury congratulated Boeing on its initial deliveries of KC-46A Pegasus tanker aircraft to the U.S. Air Force. Jennifer Graves, General Manager of the Mercury Mission Systems group, attended Boeing’s delivery ceremonies in Everett, WA earlier this year, as a VIP guest in recognition of being a long-term trusted vendor that has supplied many mission-critical line replacement units (LRU) to Boeing on time and defect free.
April - Mercury celebrated the dedication of its expanded Advanced Microelectronics Center (AMC) in Huntsville, AL. Congressman Mo Brooks (R); Col. Robert Barrie, Military Deputy, PEO Aviation; Donna McCrary of the Huntsville/Madison County Chamber of Commerce; and Harrison Diamond from the Office of the Mayor joined senior Mercury executives for a ribbon cutting ceremony, reception and facility tour.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 7

April - Mercury announced it received a $9.0 million follow-on order from a leading defense prime contractor for precision-engineered RF subsystems integrated into an advanced airborne electronic warfare program. The order was booked in the Company’s fiscal 2019 third quarter and is expected to be shipped over the next several quarters.
April - Mercury announced the acquisitions of The Athena Group, Inc. (Athena) and Syntonic Microwave LLC (Syntonic). The all cash purchase price for both transactions was $46 million in total. Both transactions are subject to net working capital and net debt adjustments.
April - Mercury announced the RES-XR6 2U Quad server, its newest EnterpriseSeries™ rugged server that packs up to four Intel® Xeon® Scalable processors and 6TB of DDR4 memory in a 3.5 inch high, lightweight, rackmount form-factor.
April - Mercury announced that it will offer an Intel Select Solution for Hardened Security with Lockheed Martin (NYSE: LMT). Designed to help defense and aerospace customers secure mission-critical data, the solution will provide hardened, full stack security that delivers best-in-class performance which sets new standards of affordability for secure and rugged tactical edge computing. The U.S.-designed solution will be manufactured and tested in Mercury’s DMEA-accredited facilities.
April - Mercury announced the start of customer engagements for its second generation of the TRRUST-Stor™ VPX RT family of radiation-tolerant solid state drives (SSD) featuring up to 940GB user capacity in a 6U SpaceVPX™ form factor.
April - Mercury announced the EnsembleSeries™ HDS6605 blade server, the embedded computing industry’s most powerful, general-purpose processing 6U OpenVPX™ blade server with hardware-enabled support for artificial intelligence (AI) applications.
Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, July 30, 2019, at 5:00 p.m. ET to discuss the fourth quarter fiscal 2019 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast as well as the Company's earnings presentation that will be discussed on the call can be

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 8

accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for six months.
Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income, adjusted earnings per share (“adjusted EPS”), free cash flow, organic revenue and acquired revenue, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income, and adjusted EPS exclude certain non-cash and other specified charges. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, these non-GAAP measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.
Mercury Systems® - Innovation That Matters®
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure sensor and safety-critical mission processing subsystems. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical aerospace, defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com and follow us on Twitter.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 9

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the acquisition described herein and to fiscal 2020 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of any U.S. Federal government shutdown or extended continuing resolution, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to cyber-security regulations and requirements, changes in tax rates or tax regulations, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Michael D. Ruppert, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems and Innovation that Matters are registered trademarks, and Ensemble Series, EnterpriseSeries, BuiltSAFE and BuiltSECURE are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30,	June 30,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$257,932	$66,521
Accounts receivable, net	118,832	104,040
Unbilled receivables and costs in excess of billings	57,387	39,774
Inventory	137,112	108,585
Prepaid income taxes	90	3,761
Prepaid expenses and other current assets	10,819	9,062
Total current assets	582,172	331,743

Property and equipment, net	60,001	50,980
Goodwill	562,146	497,442
Intangible assets, net	206,124	177,904
Other non-current assets	6,534	6,411
Total assets	$1,416,977	$1,064,480

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$39,030	$21,323
Accrued expenses	18,897	16,386
Accrued compensation	28,814	21,375
Deferred revenues and customer advances	11,291	12,596
Total current liabilities	98,032	71,680

Deferred income taxes	17,814	13,635
Income taxes payable	1,273	998
Long-term debt	—	195,000
Other non-current liabilities	15,119	11,276
Total liabilities	132,238	292,589

Shareholders’ equity:
Common stock	542	469
Additional paid-in capital	1,058,745	590,163
Retained earnings	226,743	179,968
Accumulated other comprehensive income	(1,291)	1,291
Total shareholders’ equity	1,284,739	771,891
Total liabilities and shareholders’ equity	$1,416,977	$1,064,480

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenues	$176,963	$152,867	$654,744	$493,184
Cost of revenues(1)	97,124	84,609	368,588	267,326
Gross margin	79,839	68,258	286,156	225,858

Operating expenses:
Selling, general and administrative(1)	30,746	25,437	110,717	88,365
Research and development(1)	20,346	14,857	68,925	58,807
Amortization of intangible assets	7,008	7,436	27,914	26,004
Restructuring and other charges	(13)	1,367	560	3,159
Acquisition costs and other related expenses	901	273	1,456	2,538
Total operating expenses	58,988	49,370	209,572	178,873

Income from operations	20,851	18,888	76,584	46,985

Interest income	590	18	932	32
Interest expense	(2,181)	(1,749)	(9,109)	(2,850)
Other expense, net	(6,673)	(529)	(8,880)	(1,594)

Income before income taxes	12,587	16,628	59,527	42,573
Tax (benefit) provision	(217)	6,527	12,752	1,690
Net income	$12,804	$10,101	$46,775	$40,883

Basic net earnings per share:	$0.26	$0.22	$0.98	$0.88

Diluted net earnings per share:	$0.25	$0.21	$0.96	$0.86

Weighted-average shares outstanding:
Basic	49,835	46,873	47,831	46,719
Diluted	50,655	47,521	48,500	47,471

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$221	$138	$820	$502
Selling, general and administrative	$3,723	$3,653	$16,188	$14,828
Research and development	$642	$478	$2,414	$1,984

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 12

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$12,804	$10,101	$46,775	$40,883
Depreciation and amortization	11,562	11,957	46,392	42,277
Termination of interest rate swap	5,420	—	5,420	—
Other non-cash items, net	5,147	5,147	21,644	13,953
Changes in operating assets and liabilities	(8,964)	(1,564)	(22,714)	(53,792)

Net cash provided by operating activities	25,969	25,641	97,517	43,321

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(45,554)	—	(127,083)	(185,396)
Purchases of property and equipment	(8,829)	(4,039)	(26,691)	(15,106)
Other investing activities	—	—	—	(375)

Net cash used in investing activities	(54,383)	(4,039)	(153,774)	(200,877)

Cash flows from financing activities:
Proceeds from employee stock plans	1,984	1,396	3,661	3,445
Payments under credit facilities	(324,500)	—	(324,500)	(15,000)
Borrowings under credit facilities	48,000	—	129,500	210,000
Payments of deferred financing and offering costs	—	—	(1,851)	—
Payments for retirement of common stock	(534)	(390)	(7,968)	(15,508)
Termination of interest rate swap	(5,420)	—	(5,420)	—
Proceeds from equity offering, net	454,343	—	454,343	—

Net cash provided by financing activities	173,873	1,006	247,765	182,937

Effect of exchange rate changes on cash and cash equivalents	(42)	(304)	(97)	(497)

Net increase in cash and cash equivalents	145,417	22,304	191,411	24,884

Cash and cash equivalents at beginning of period	112,515	44,217	66,521	41,637

Cash and cash equivalents at end of period	$257,932	$66,521	$257,932	$66,521

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 13

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Other non-operating adjustments. The Company records other non-operating adjustments such as gains or losses on foreign currency remeasurement and fixed asset sales or disposals among other adjustments. These adjustments may vary from period to period without any direct correlation to underlying operating performance.

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company’s adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

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Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 14

Acquisition and financing costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal, accounting, and other third party advisory fees. Although we may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facility. The Company also incurs non-cash financing expenses associated with obtaining its credit facility. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.

Stock-based and other non-cash compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. The Company also incurs non-cash based compensation in the form of pension related expenses. Although stock-based and other non-cash compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards, as well as pension actuarial assumptions. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation and other non-cash compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 15

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$12,804	$10,101	$46,775	$40,883
Other non-operating adjustments, net(1)	519	3	364	(795)
Interest expense (income), net	1,591	1,731	8,177	2,818
Income taxes	(217)	6,527	12,752	1,690
Depreciation	4,554	4,521	18,478	16,273
Amortization of intangible assets	7,008	7,436	27,914	26,004
Restructuring and other charges	(13)	1,367	560	3,159
Impairment of long-lived assets	—	—	—	—
Acquisition and financing costs	7,036	799	9,628	4,928
Fair value adjustments from purchase accounting	—	860	713	1,992
Litigation and settlement expense (income), net	19	—	344	—
Stock-based and other non-cash compensation expense	4,626	4,309	19,621	17,615
Adjusted EBITDA	$37,927	$37,654	$145,326	$114,567

(1) As of July 1, 2018, the Company has revised its definition of adjusted EBITDA to incorporate other non-operating adjustments, net, which includes gains or losses on foreign currency remeasurement and fixed assets sales and disposals among other adjustments. Adjusted EBITDA for prior periods has been recast for comparative purposes.

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment, which includes capitalized software development costs, and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 16

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash provided by operating activities	$25,969	$25,641	$97,517	$43,321
Purchases of property and equipment	(8,829)	(4,039)	(26,691)	(15,106)
Free cash flow	$17,140	$21,602	$70,826	$28,215

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 17

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share data)

Adjusted income and adjusted earnings per share (“adjusted EPS”) are non-GAAP measures for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends and allows for comparability with our peer company index and industry. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based and other non-cash compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision(1). Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following tables reconcile the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended
	June 30,
	2019		2018
Net income and earnings per share	$12,804	$0.25	$10,101	$0.21
Amortization of intangible assets	7,008		7,436
Restructuring and other charges	(13)		1,367
Impairment of long-lived assets	—		—
Acquisition and financing costs	7,036		799
Fair value adjustments from purchase accounting	—		860
Litigation and settlement expense (income), net	19		—
Stock-based and other non-cash compensation expense	4,626		4,309
Impact to income taxes(1)	(7,620)		(2,621)
Adjusted income and adjusted earnings per share	$23,860	$0.47	$22,251	$0.47

Diluted weighted-average shares outstanding:		50,655		47,521

(1) Impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the add-backs.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 18

	Twelve Months Ended
	June 30,
	2019		2018
Net income and earnings per share	$46,775	$0.96	$40,883	$0.86
Amortization of intangible assets	27,914		26,004
Restructuring and other charges	560		3,159
Impairment of long-lived assets	—		—
Acquisition and financing costs	9,628		4,928
Fair value adjustments from purchase accounting	713		1,992
Litigation and settlement expense (income), net	344		—
Stock-based and other non-cash compensation expense	19,621		17,615
Impact to income taxes(1)	(16,552)		(27,269)
Adjusted income and adjusted earnings per share	$89,003	$1.84	$67,312	$1.42

Diluted weighted-average shares outstanding:		48,500		47,471

(1) Impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the add-backs.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 19

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Organic revenue and acquired revenue are non-GAAP measures for reporting financial performance of its business. Management believes this information provides investors with insight as to the Company’s ongoing business performance. Organic revenue represents total company revenue excluding net revenue from acquired companies for the first four full quarters since the entities’ acquisition date (which excludes intercompany transactions). Acquired revenue represents revenue from acquired companies for the first four full quarters since the entities' acquisition date (which excludes intercompany transactions). After the completion of four full fiscal quarters, acquired revenue is treated as organic for current and comparable historical periods.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Organic revenue	$158,548	$134,358	$541,487	$433,438
Acquired revenue(1)	18,415	18,509	113,257	59,746
Net revenues	$176,963	$152,867	$654,744	$493,184

(1) Acquired revenue for all preceding periods presented has not been recast for comparative purposes.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 20

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 27, 2019
Year Ending June 26, 2020
(In thousands)

The Company defines adjusted EBITDA as income before other non-operating adjustments, interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based and other non-cash compensation expense.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ending		Twelve Months Ending
	September 27, 2019(1)		June 26, 2020(1)
	Range		Range
	Low	High	Low	High

GAAP expectation -- Net income	$11,500	$13,000	$66,500	$72,400

Adjust for:
Other non-operating adjustments, net	—	—	—	—
Interest expense (income), net	(1,400)	(1,400)	(5,600)	(5,600)
Income taxes	4,000	4,600	23,300	25,500
Depreciation	4,600	4,500	21,100	21,000
Amortization of intangible assets	7,000	7,000	27,600	27,600
Restructuring and other charges	—	—	—	—
Impairment of long-lived assets	—	—	—	—
Acquisition and financing costs	900	900	3,500	3,500
Fair value adjustments from purchase accounting	—	—	—	—
Litigation and settlement expense (income), net	—	—	—	—
Stock-based and other non-cash compensation expense	5,400	5,400	24,100	24,100
Adjusted EBITDA expectation	$32,000	$34,000	$160,500	$168,500

(1) Rounded amounts used.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 21

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 27, 2019
Year Ending June 26, 2020
(In thousands, except per share data)

The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based and other non-cash compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision(2). Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following tables reconcile the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ending September 27, 2019(1)
	Range
	Low		High
GAAP expectation -- Net income and earnings per share	$11,500	$0.21	$13,000	$0.24
Amortization of intangible assets	7,000		7,000
Restructuring and other charges	—		—
Impairment of long-lived assets	—		—
Acquisition and financing costs	900		900
Fair value adjustments from purchase accounting	—		—
Litigation and settlement expense (income), net	—		—
Stock-based and other non-cash compensation expense	5,400		5,400
Impact to income taxes(2)	(3,300)		(3,300)
Adjusted income and adjusted earnings per share expectation	$21,500	$0.39	$23,000	$0.42

Diluted weighted-average shares outstanding expectation:		55,100		55,100

(1) Rounded amounts used.

(2) Impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the add-backs.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2019 Results, Page 22

	Twelve Months Ending June 26, 2020(1)
	Range
	Low		High
GAAP expectation -- Net income and earnings per share	$66,500	$1.20	$72,400	$1.31
Amortization of intangible assets	27,600		27,600
Restructuring and other charges	—		—
Impairment of long-lived assets	—		—
Acquisition and financing costs	3,500		3,500
Fair value adjustments from purchase accounting	—		—
Litigation and settlement expense (income), net	—		—
Stock-based and other non-cash compensation expense	24,100		24,100
Impact to income taxes(2)	(13,000)		(13,000)
Adjusted income and adjusted earnings per share expectation	$108,700	$1.97	$114,600	$2.08

Diluted weighted-average shares outstanding expectation:		55,200		55,200

(1) Rounded amounts used.

(2) Impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the add-backs.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY